Exhibit 99.1

Genpact Declares Special Dividend of $2.24 Per Share

Sets Record Date of September 10, 2012

NEW YORK, August 30, 2012 – Genpact Limited (NYSE: G), a global leader in business process management and technology services, announces that its Board of Directors has declared a special cash dividend of $2.24 per share, for an aggregate amount of approximately $501 million, to holders of Genpact common shares. The dividend will be paid on September 24, 2012 to shareholders of record as of the close of business on September 10, 2012.

The ex-dividend date will be September 6, 2012. The dividend will be funded through a combination of surplus cash on Genpact’s balance sheet and a portion of the proceeds of borrowings under Genpact’s new $925 million senior credit facility.

For general information regarding the U.S. tax treatment of the special cash dividend, please refer to the section entitled “U.S. Federal Income Tax Considerations – Taxation of Distributions” in Genpact’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 1, 2007, as well as the Investor FAQ section of Genpact’s website.

About Genpact

Genpact Limited (NYSE: G), a global leader in business process management and technology services, leverages the power of smarter processes, smarter analytics and smarter technology to help its clients drive intelligence across their enterprise. Genpact’s Smart Enterprise Processes (SEPSM) framework, its unique science of process combined with deep domain expertise in multiple industry verticals, leads to superior business outcomes. Genpact’s Smart Decision Services deliver valuable business insights to its clients through targeted analytics, reengineering expertise, and advanced risk management. Making technology more intelligent by embedding it with process and data insights, Genpact also offers a wide range of technology services. Driven by a passion for process innovation and operational excellence built on its Lean and Six Sigma DNA and the legacy of serving GE for more than 15 years, the company’s 58,500+ professionals around the globe deliver services to its more than 600 clients from a network of 70 delivery centers across 18 countries supporting more than 30 languages.

Safe Harbor

This press release may contain forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. These risks, uncertainties and other factors include but are not limited to the timing of the payment and the funding of the special cash dividend, the timing of the ex-dividend date and other risks detailed in our reports filed with the U.S. Securities and Exchange Commission, including Genpact's Annual Report on Form 10-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although Genpact believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to put undue reliance on these forward-looking statements, which reflect management's current analysis of future events and should not be relied upon as representing management's expectations or beliefs as of any date subsequent to the time they are made. Genpact does not undertake to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

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Contacts

Investors:

Bharani Bobba, +1 (203) 300-9230

bharani.bobba@genpact.com

Or

Media:

Gail Marold, +1 (919) 345-3899

gail.marold@genpact.com